Exhibit 5.12

CONSENT OF MARYSE BELANGER

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”), and any amendments thereto, to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I hereby consent to the inclusion and incorporation by reference in the Registration Statement of the Company, including any amendments thereto and any documents incorporated by reference therein, of references to and information derived from (1) the technical report dated April 5, 2011, entitled “Cerro Negro Gold Project, Santa Cruz Province, Argentina NI 43-101 Technical Report on Updated Feasibility Study” (the “Cerro Negro Report”); (2) the technical report dated January 8, 2014, entitled “Goldcorp Inc., Peñasquito Polymetallic Operation, Zacatecas State, Mexico NI 43-101 Technical Report” (the “Peñasquito Report”); (3) the technical report that has an effective date of December 31, 2012 entitled “Los Filos Gold Operation Guerrero State, Mexico NI 43-101 Technical Report” (the “Los Filos Report”); and (4) my approval of all the mineral reserves, ore resources, and mineral resources estimates as at December 31, 2013 contained in the Company’s Annual Information Form (the “Estimates”). I also consent to the reference to my name and to my involvement in the preparation of such information included in the Company’s Annual Information Form, including the Cerro Negro Report, the Peñasquito Report, the Los Filos Report and the Estimates in the Registration Statement

Date: May 28, 2014

/s/ Maryse Belanger
Name: Maryse Belanger, P. Geo.